AquaBounty Technologies, Inc.
Results for the quarter ended March 31, 2018
MAYNARD, Massachusetts, May 8, 2018 - AquaBounty Technologies, Inc. (NASDAQ: AQB) (“AquaBounty” or the “Company”), a biotechnology company focused on enhancing productivity in the aquaculture market and a majority-owned subsidiary of Intrexon Corporation (NYSE: XON), announces the Company’s financial results for the quarter ended March 31, 2018.
Financial and Operational Summary:

•	Completed public offering of common shares and warrants, raising net funds of $10.6 million;

•	received approval from the U.S. Food and Drug Administration (“FDA”) to raise AquAdvantage® Salmon at the Indiana facility;

•
net loss for the three-month period ended March 31, 2018, increased to $2.4 million from $2.1 million in the corresponding period of the previous year, reflecting pre-production costs at the Indiana farm site and commencement of R&D activities at the Rollo Bay hatchery; and

•	cash and cash equivalents were $6.9 million (December 31, 2017: $0.5 million).
AquaBounty previously announced that it had received FDA approval to raise AquAdvantage Salmon at its land-based contained facility near Albany, Indiana. However, the Company is currently prevented from importing its AquAdvantage Salmon eggs for the facility from Canada due to the existence of an “Import Alert” pending the FDA’s issuance of final labelling guidance for the product. The Company is fully prepared to comply with labelling requirements and hopes that this process will conclude in the near term.
Ronald Stotish, Chief Executive Officer of AquaBounty, stated: “In this quarter, we achieved our two main objectives of completing our public offering and receiving FDA approval for our Indiana farm site facility. We anticipate stocking the tanks in the coming months.”
About AquAdvantage Salmon - AquAdvantage Salmon is an Atlantic salmon that has been bioengineered to grow to market size in about half the time of a traditional farmed Atlantic salmon. It improves the economics of producing salmon in land-based contained facilities. AquAdvantage Salmon is a healthy, environmentally sustainable alternative to imported farmed Atlantic salmon.
For further information, please contact:
Dave Conley, Director of Communications
AquaBounty Technologies, Inc.
613 294 3078
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements regarding the potential for and possible timing of the FDA’s issuance of final labeling guidance, the lifting of the Import Alert, the stocking of the Indiana farm site facility with eggs, and the raising of AquAdvantage® Salmon at that facility. Forward-looking statements may be identified with words such as “will,” “may,” “expect,” “plan,” “anticipate,” “upcoming,” “believe,” “estimate,” or similar terminology, and the negative of these terms. Forward-looking statements are not promises or guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements. For additional information regarding these and other risks faced by us, please refer to our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.aquabounty.com and on the SEC’s website at www.sec.gov.

AquaBounty Technologies, Inc.
Consolidated Balance Sheets
(Unaudited)

	As of
	March 31,	December 31,
	2,018	2,017
Assets
Current assets:
Cash and cash equivalents	$6,839,389	$492,861
Certificate of deposit	13,045	13,422
Other receivables	217,536	183,926
Inventory	125,293	172,363
Prepaid expenses and other current assets	156,973	527,322
Total current assets	7,352,236	1,389,894

Property, plant and equipment, net	23,599,868	21,802,976
Definite-lived intangible assets, net	181,569	184,995
Indefinite-lived intangible assets	191,800	191,800
Other assets	162,093	162,093
Total assets	$31,487,566	$23,731,758

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,092,927	$2,666,855
Current debt	59,260	49,794
Total current liabilities	2,152,187	2,716,649

Long-term debt	3,001,813	3,034,420
Total liabilities	5,154,000	5,751,069

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 200,000,000 shares authorized;
12,675,533 (2017: 8,895,094) shares outstanding	12,676	8,895
Additional paid-in capital	137,629,187	126,718,186
Accumulated other comprehensive loss	(326,002)	(213,884)
Accumulated deficit	(110,982,295)	(108,532,508)
Total stockholders’ equity	26,333,566	17,980,689

Total liabilities and stockholders’ equity	$31,487,566	$23,731,758

AquaBounty Technologies, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)

	Three Months Ended
	March 31,
	2,018	2,017
Revenues
Product revenues	$19,097	$—

Costs and expenses
Product costs	16,232	—
Sales and marketing	81,647	208,288
Research and development	977,817	720,022
General and administrative	1,386,873	1,120,788
Total costs and expenses	2,462,569	2,049,098

Operating loss	(2,443,472)	(2,049,098)

Other income (expense)
Gain on disposal of equipment	1,160	—
Interest expense	(5,402)	(5,280)
Other income (expense), net	(2,073)	(1,365)
Total other income (expense)	(6,315)	(6,645)

Net loss	$(2,449,787)	$(2,055,743)

Other comprehensive loss:
Foreign currency translation loss	(112,118)	(14,286)
Total other comprehensive loss	(112,118)	(14,286)

Comprehensive loss	$(2,561,905)	$(2,070,029)

Basic and diluted net loss per share	$(0.21)	$(0.24)
Weighted average number of common shares -
basic and diluted	11,940,874	8,400,795